Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Cal Dive International, Inc. and subsidiaries on Form S-1 of our report dated May 29, 2006 related to the statement of assets sold as of November 30, 2004 and 2005 and the statement of revenue and direct operating expenses for each of the three fiscal years ended November 30, 2005 of Acergy US Inc., S&H Diving, LLC, and Acergy Shipping Ltd., appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

DELOITTE & TOUCHE LLP
Houston, Texas
May 29, 2006